Exhibit 10.55

Verbina Resources Inc.

January 21, 2011

Xtra-Gold Resources Corp.
Suite 301
360 Bay Street
Toronto, Ontario M5H 2V6

ATTENTION: Paul Zyla

LETTER OF INTENT

Dear Sirs:

RE: Option on the Banso and Muoso Concessions, Ghana

Further to our recent negotiations regarding the above referenced matter, this Letter of Intent will serve to confirm the principal elements of the agreement achieved between us, and, for greater certainty, this Letter of Intent supersedes and replace the letter of intent dated July 21, 2010.

1.	Option :

Verbina Resources Inc. (“Verbina”) shall have the Option (the “Option”) to earn an interest from Xtra-Gold Mining Limited (“Xtra-Gold”) in the mineral rights of the Banso and Muoso Concesssions, Ghana, as further described in Schedule “A” attached hereto (herein called the “Concessions”).

We understand that Xtra-Gold previously held an undivided 100% interest in the Concessions under a single prospecting licence (the “Prospecting Licence”) registered as LVB 16931/2001 and GLR 444/2002 which has now been converted to two (2) mining leases (the “Mining Leases”). We further understand, and we present this offer based upon our understanding that, as a result of converting the Prospecting License to the Mining Leases, in accordance with applicable mining legislation in Ghana, Xtra-Gold now holds a 90% right, title and interest (the “XG Interest”) in all of the Concessions free and clear of liens and encumbrances, with the remaining 10% now being owned by the Government of Ghana. For greater certainty, the interests to be earned by Verbina in the Concessions pursuant to the Option shall be an interest in the XG Interest in the Concessions and relate to mineral rights only.

Suite 301 360 Bay Street Toronto ON M5H 2V6

TEL: (416) 366-4227      FAX: (416) 628-1655      E-MAIL: verbinaresources@yahoo.com

2.	Terms of Option:

(a)	Xtra-Gold shall grant to Verbina the right to earn a majority interest from Xtra-Gold in the XG Interest in the Concessions in consideration of and upon the terms set out below.

(b)

Verbina shall have until February 28, 2011 to complete due diligence and seek regulatory acceptance, and when Verbina provides notice to Xtra-Gold of satisfactory completion of its due diligence and receipt of regulatory acceptance, the date of such notice shall be called the “Effective Date”.

(c)	Verbina disseminated a news release on January 21, 2011 announcing the completion of satisfactory due diligence.

(d)	(i)	Verbina acknowledges that Xtra-Gold is currently completing a V-TEM survey (the “Survey”) on the Concessions at an estimated cost of US$300,000.

	(ii)	Verbina agrees that it shall pay the cost of the Survey.

	(iii)	Xtra-Gold agrees that it shall not bill Verbina for the cost of the Survey until, at the earliest, 90 days from the Effective Date.

(iv)

Xtra-Gold agrees that the cost of the Survey shall be credited toward the $500,000 in exploration expenditures that Verbina is required to incur, as more particularly set forth in subparagraph (e)(iii) hereunder.

(e)	In order to acquire a 55% legal and beneficial interest (the “Verbina Interest”) in the XG Interest in the Concessions, Verbina shall complete the following:

(i)	remit cash payments to Xtra-Gold in the aggregate amount of US$425,000 consisting US$100,000 upon the Effective Date and US$325,000 within 90 days of the Effective Date;

(ii)	issue 1,000,000 fully paid and non-assessable common shares of Verbina to Xtra-Gold upon the Effective Date; and

(iii)

incur a total of US$4,425,000 in exploration expenditures on the Concessions within five (5) years of the Effective Date with US$500,000 to be incurred in the first year from Effective Date and US$1,000,000 in each year thereafter except that in the final year the exploration expenditures shall be U.S. $925,000.

(f)

Verbina shall have the right to accelerate the exploration expenditures at any time. Amounts expended on mineral exploration in excess of the prescribed amount in one period are to be applied to the requirement to make such expenditures in the subsequent period. Verbina shall also have the right to pay the amount of any prescribed exploration expenditure directly to Xtra-Gold at any time before the prescribed deadline rather than actually complete such exploration expenditures.

(g)

Upon Verbina having exercised the Option and earned the Verbina Interest, Xtra- Gold shall execute and deliver to Verbina such transfer documentation as shall be effective to transfer and convey to Verbina the Verbina Interest in the XG Interest in the Concessions which Verbina shall be entitled to register in the office of the mining recorder.

3. Operatorship:

(a)

Verbina shall act as operator during the Option period and shall be responsible for all work permits, environmental compliance, payment of contractors, insurance and other matters relating to work carried out on the Concessions and shall indemnify and save harmless Xtra-Gold against any claims or liability with respect to such matters. All work done by Verbina on the Property shall be done in accordance with good mining practice and in compliance with applicable laws. Xtra-Gold shall provide assistance to Verbina in acquiring all relevant permits.

(b)

During the Option period, Verbina shall provide to and review its exploration and development plans with Xtra-Gold and Xtra-Gold shall be provided an opportunity to comment and provide input with respect to prospective exploration and development programs. Decisions regarding exploration and development of the Concessions shall be determined by a three person committee, comprising two representatives of Verbina and one representative of Xtra-Gold (the “Management Committee”).

(c)

Verbina as operator may charge up to 15.0% for management fees which shall be applied as part of the exploration expenditures. All HST Input Tax Credits for monies expended during the exploration phases of this contract shall be for the account of Verbina.

4. Joint Venture:

(a)

In the event that Verbina exercises the Option by completing the exploration expenditures as required above, a joint venture (the “Joint Venture”) will be formed for the further exploration and development of the Concessions. Under the Joint Venture each party shall have the right to participate in the Joint Venture and the corresponding obligation to fund further exploration and development of the Property (the "Participating Interest"). The Participating Interest, at the time of the formation of the Joint Venture shall be:

Verbina:	55%, and
Xtra-Gold:	45%.

The parties’ deemed expenditures upon formation of the Joint Venture shall be as follows:

Verbina:	US$5,000,000
Xtra-Gold:	US$4,090,909

It is understood that this formula shall apply to both Xtra-Gold and Verbina equally. Should either Xtra-Gold or Verbina not advance its respective proportional share of the joint-venture costs in accordance with the terms thereof, the percentage of the non-contributing party will be reduced accordingly in accordance with the terms of the formal option and joint venture agreement.

Both parties acknowledge that under applicable mining legislation the Government of Ghana holds a 10% interest in all mining leases and the percentages above represent the respective percentages of the remaining 90% interest.

(b) The formal option and joint venture agreement shall include the following terms:

(i)

decisions regarding further exploration and development of the Concessions will be determined by a three (3) person Management Committee, including two (2) representatives appointed by the operator and one representative appointed by the non-operator.

(ii)

exploration and development budgets will be determined and signed off by the Management Committee, at which time both parties then have ninety (90) days to provide funds toward the project or be diluted;

(iii)

if one party declines or fails to provide all or part of its required funding (based upon its then proportionate legal and beneficial interest), the other party can increase its funding to the amount budgeted and increase its percentage ownership in the Concessions in proportion to the additional funds provided;

(iv)	upon formation of the Joint Venture, Verbina shall continue to be the operator of the Joint Venture so long as it maintains at least a majority participating interest;

(v)	standard dilution will apply to the Joint Venture as follows:

Participating		Contribution to Total Costs by a Party
Interest of a	=	(including deemed expenditures)
Party		Contribution to Total Costs by
all parties (including deemed
expenditures)

(vi)

in the event that the operator determines not to propose a project program or fails to do so within six (6) months of completion of the previous project program, the non-operator can propose and operate a project program;

(vii)

in the event that a party’s participating interest is reduced to a 5% participating interest, its interest shall be converted to a 2% NSR (net smelter return royalty), one half of which (1%), can be acquired at any time by the other party for a payment of US$2,500,000; and

(viii)	for greater certainty, a party does not have the right to contribute at a later date and recoup an interest in the joint venture when that party fails to contribute to a project program.

5. Assessment Work:

(a)

Both during the Option period and after formation of the Joint Venture, the operator will file all standard reports required to maintain the Concessions in good standing forthwith after completion of any work, and supply Xtra-Gold with a copy of all geological data, reports or other information obtained during the course of the work program. During the Option period, Verbina shall be responsible to maintain the Concessions in good standing.

(b)	In the event that the Option terminates, Verbina shall ensure that the Concessions are in good standing for a minimum of 12 months from the date of termination of the Option.

6.	Access to:

	(a)	Information:

Upon the execution of this Letter of Intent, Xtra-Gold will provide to Verbina reasonable access to all information, documents, data, drill logs, and drill core in its possession and control with respect to the Concessions. If the Option terminates, Verbina shall return all such material to Xtra-Gold.

	(b)	Property

Upon the execution of this Letter of Intent, Xtra-Gold will permit Verbina all reasonable surface access to the Concessions. Verbina shall have the right to erect, bring and install all such buildings, machinery equipment and supplies on the Concessions as it shall reasonably deem necessary and proper, provided it complies with all applicable laws and governmental policies.

7.	Press Release:

All press releases regarding the Concessions shall be subject to prior approval by Xtra- Gold and Verbina and, for this purpose, the parties shall respond to such a request for approval within two (2) business days of notice thereof.

8.	Governed by the Laws of Nevada:

The Letter of Intent shall be governed by the laws of the State of Nevada.

9.	Definitive Documentation:

The parties may enter into a formal agreement containing more detailed provisions for with respect to the Option and Joint Venture, but preserving the principles of the agreement herein contained. However, until such agreement is completed, or if no such agreement is made, the provisions herein shall have full effect, shall be enforceable against the parties and shall govern the operation of the matters herein.

10.	Arbitration:

Any disputes under this Agreement shall be submitted to binding arbitration consisting of a panel of three arbitrators, one arbitrator appointed by each of the parties with a third arbitrator appointed by the parties' two designated arbitrators, with all costs of such arbitrator to be borne by the unsuccessful party(ies).

Should you agree that this Letter of Intent accurately recites the principal elements of the agreement reached between us, please sign the duplicate copy and return it to our offices immediately by telefax with the originally signed Letter of Intent to follow by courier.

Yours very truly,

Verbina Resources Inc.

Per: /s/ Kevin C. Swanborough
Kevin C. Swanborough
Authorized signatory

Agreement with the terms recited herein is hereby acknowledged this 21st day of January, 2011:

Xtra-Gold Resources Corp.

Per: /s/ John C. Ross
John C. Ross
Authorized Signatory

Schedule "A"

DESCRIPTION OF CONCESSIONS

The Banso and Muoso Concessions are situated 80 km north of Accra in the East Akim District of the Eastern Region of the Republic of Ghana and are legally described as follows:

Banso Concession

All that piece or parcel of land containing an approximate area of 51.67 square kilometers lying to the North of Latitudes 6°13’04”, 6°14’10” and 6°14’42”; South of Latitudes 6°15’54”, 6°16’52”, 6°16’55”, 6°16’56”, 6°17’04” and 6°20’20”; East of Longitudes 0°38’18”, 0°38’20”, 0°39’42” and 0°40’00”; West of Longitudes 0°35’52”, 0°35’59”, 0°36’38” and 0°38’00”.

Muoso Concession

All that piece or parcel of land containing an approximate area of 55.65 square kilometers lying to the North of Latitudes 6°20’00”, 6°20’20”, 6°20’22”, 6°20’30”, 6°20’35”, 6°20’50” and 6°21’35”; South of Latitudes 6°21’25”, 6°21’37”, 6°22’40”, 6°22’55” and 6°23’16”; East of Longitudes 0°36’30”, 0°38’06”, 0°38’13” and 0°38’44”; West of Longitudes 0°30’00” and 0°31’16”.